Exhibit 10.26

DEED OF INDEMNITY

THIS DEED OF INDEMNITY is made on                             2012

BY AND AMONG

(1)                                 EDWARDS GROUP LIMITED, an exempted company incorporated in the Cayman Islands with registered number 266201 and whose registered office is c/o Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (the “Company”); and

(2)                                 EDWARDS (CAYMAN ISLANDS II) LIMITED, an exempted company incorporated in the Cayman Islands whose registered office is c/o Equity Trust Company (Cayman) Ltd, 1st Floor Windward 1, Regatta Office Park, West Bay Road, Grand Cayman, KY1-1003, Cayman Islands, and an indirect wholly-owned subsidiary of the Company (“Cayman II”);

(3)                                 EDWARDS (CAYMAN ISLANDS I) LIMITED, an exempted company incorporated in the Cayman Islands whose registered office is c/o Equity Trust Company (Cayman) Ltd, 1st Floor Windward 1, Regatta Office Park, West Bay Road, Grand Cayman, KY1-1003, Cayman Islands, and an indirect wholly-owned subsidiary of the Company (“Cayman I” and together with Cayman II, the “Subsidiaries”); and

(4)                                 GREGORY BRENNEMAN of 35 Damask Rose Way, The Woodlands, Texas 77382, United States of America (the “Director”).

WHEREAS, highly competent persons have become more reluctant to service corporations as directors or officers or in other capacities unless they are provided with adequate protection through insurance or adequate indemnification against inordinate risks of claims and actions against them arising out of their service to and activities on behalf of the corporation;

WHEREAS, the board of directors of the Company has determined that, in order to attract and retain qualified individuals, the Company will attempt to maintain on an ongoing basis liability insurance, on the terms and conditions set forth below, to protect persons serving the Company and its affiliates (including, without limitation, the Subsidiaries) from certain liabilities;

WHEREAS, the Subsidiaries will receive funds generated by the initial public offering undertaken by the Company, which funds will be contributed to the Subsidiaries and used by the Subsidiaries for their corporate purposes, including reducing their debt obligations; and

WHEREAS, the board of directors and officers of the Company provide services, guidance and other benefits to the Subsidiaries.

NOW THIS DEED WITNESSETH as follows:

1                                         Subject to the provisions of this Deed, the Company and the Subsidiaries shall, to the fullest extent permitted by law and without prejudice to any other indemnity to which the Director may otherwise be entitled, indemnify and hold the Director harmless in respect of all claims, actions and proceedings, whether civil, criminal or regulatory (“Claims”), and any losses, damages, penalties, liabilities, compensation or other awards arising in connection with any such Claims (“Losses”), whether instigated, imposed or incurred under the laws of the Cayman Islands or the law of any other jurisdiction and arising out of, or in connection with, the actual or purported exercise of, or failure to exercise, any of the Director’s powers, duties or responsibilities under the Companies Law as a director or officer of the Company or any of its subsidiary undertakings (as defined in section 1162 of the Companies Act 2006 of the United Kingdom (the “Companies Act”)) for the time being (together referred to in this Deed as “Group Companies”). In this Deed, the Companies Law means the

Companies Law (2011 Revision) of the Cayman Islands, including any modification or re-enactment of it for the time being in force.

2                                         The indemnity in clause 1 of this Deed shall be deemed not to provide for, or entitle the Director to, any indemnification that would cause this Deed, or any part of it, to be treated as void under the Companies Law and, in particular, to the extent the liability attaches to the Director in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he is a director, and shall not provide directly or indirectly (to any extent) any indemnity against:

(a)                                  any liability incurred by the Director to the Company or any Group Company; or

(b)                                  any liability incurred by the Director to pay a fine imposed in criminal proceedings or a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising); or

(c)                                  any liability incurred by the Director:

(i)                                    in defending any criminal proceedings in which he is convicted; or

(ii)                                in defending any civil proceedings brought by the Company, or an Group Company, in which judgment is given against him; or

(d)                                  any fraud, dishonesty or wilful default.

3                                         Without prejudice to the generality of and in addition to the indemnity set out in clause 1 of this Deed, the Company and the Subsidiaries shall, to the fullest extent permitted by law, indemnify and hold the Director harmless on an ‘as incurred’ basis against all legal and other costs, charges and expenses reasonably incurred:

(a)                                  in defending Claims including, without limitation, Claims brought by, or at the request of, the Company or any Group Company;

(b)                                  in defending himself in any investigation into the affairs of the Company or any of its subsidiaries by any judicial, governmental, regulatory or other body or against any action proposed to be taken by any such authority, provided that the Director agrees that the indemnity provided for in this clause 3 shall not extend to any such legal and other costs, charges and expenses incurred by the Director:

(i)                                    in defending criminal proceedings in which he is convicted; or

(ii)                                in defending civil proceedings brought by the Company, or a Group Company, in which judgment is given against him; or

(iii)                            in connection with an application for relief which is refused,

and any monies paid by the Company or the Subsidiaries in respect of the indemnity in this clause 3 shall fall to be repaid not later than:

(iv)                               in the event of the Director being convicted in the proceedings, the date when the conviction become final; or

(v)                                   in the event of judgment being given against the Director in the proceedings, the date when the judgment becomes final; or

(vi)                               in the event of the Court refusing to grant the Director relief on the application, the date when the refusal of relief becomes final.

Reference in this deed to a conviction, judgment or refusal of relief becoming ‘final’ means that the conviction, judgment or refusal (i) has not been appealed against and the end of the period for bringing an appeal has passed, or (ii) if it has been appealed against, the appeal (or any further appeal) has been disposed of.

4                                         The Company and the Subsidiaries shall use all reasonable endeavours to provide and maintain appropriate directors’ and officers’ liability insurance (including ensuring that premiums are properly paid) for the benefit of the Director for so long as any Claims may lawfully be brought against the Director.

5                                         The Company and the Subsidiaries shall only be liable to indemnify the Director in accordance with this Deed if:

(a)                                  the Director gives written notice to the Company upon receipt of any demand relating to any Claims (or circumstances which may reasonably by expected to give rise to a demand relating to Claims) giving full details and providing copies of all relevant correspondence;

(b)                                  the Director ensures that the Company is kept fully informed of any actual or proposed developments (including any meetings) relating to any Claims or Losses or any other costs, charges or expenses incurred as the Company may reasonably request and is provided with copies of all material correspondence and documentation relating to such third party claim or action, and such other information, assistance and access to records and personnel as the Company reasonably requires;

(c)                                  the Director takes such steps as the Company may reasonably require to recover Losses under a relevant insurance policy or from such other third party as may be appropriate;

(d)                                  the Director does not appoint any personal advisor or legal representative and does not incur or agree to incur any cost or admit any liability in respect of a Claim without first having discussed the matter with the Company;

(e)                                  the Director gives the Company, upon request, sole conduct of any negotiations, arbitration or proceedings in connection with a matter to which this Deed relates (other than Claims brought by, on behalf of, or at the request of, the Company or any Group Company);

(f)                                    where any claim or demand is made in respect of Claims or Losses or for contribution as a co-obligor in respect of any Claim or Losses, the Director takes such action as the Company (or the Company’s insurers where applicable) may request to avoid, dispute, resist, appeal, compromise or defend the claim or demand, including the making of any witness statement or deposition, the giving of evidence, and the provision and procuring of all consents, documents and information within his power;

(g)                                 the Director does not make any admissions, conduct any negotiations or agree to any compromise, settlement or waiver of any rights or liabilities or make any payment on account into court or otherwise in connection with any matter to which this Deed relates, save in accordance with written instructions from the Company; and

(h)                                 the Director does not make any statements (whether oral or in writing and whether directly or indirectly) to the press or any other mediate concerning any matter which is or could be the subject to a claim under this Deed without written consent from the Company.

6                                         If a company ceases to be a Group Company after the date of this Deed, the Company shall only be liable to indemnify the Director in respect of liabilities in relation to that company which arose before the date on which that company ceased to be a Group Company.

7                                         The Director of any company which becomes a Group Company after the date of this Deed shall be indemnified only in respect of liabilities arising after the date on which that company became a Group Company.

8                                         The Company and the Subsidiaries hereby acknowledge that the Director has certain rights to indemnification, advancement of expenses and/or insurance provided by CCMP and certain affiliates that, directly or indirectly, (i) are controlled by, (ii) control or (iii) are under common control with, CCMP (collectively, the “Fund Indemnitors”).  The Company and the Subsidiaries hereby agree (i) that they are, jointly and severally, the indemnitors of first resort (i.e., their joint and several obligations to the Director are primary and any obligation of the Fund Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the Director are secondary), (ii) that they shall be required, jointly and severally, to advance the full amount of expenses incurred by the Director and shall be liable, jointly and severally, for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Deed and the memorandum and articles of association of the Company from time to time (or any other agreement between the Company (or either of the Subsidiaries) and the Director), without regard to any rights the Director may have against the Fund Indemnitors, and, (iii)  that the Company and the Subsidiaries irrevocably waive, relinquishe and release the Fund Indemnitors from any and all claims against the Fund Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof.  The Company and the Subsidiaries further agree that no advancement or payment by the Fund Indemnitors on behalf of the Director with respect to any claim for which the Director has sought indemnification from the Company or the Subsidiaries shall affect the foregoing and the Fund Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of the Director against the Company and the Subsidiaries, jointly and severally.  Each of the Company, the Subsidiaries and the Director agree that the Fund Indemnitors are express third party beneficiaries of the terms of this Clause 8.

9                                         This Deed shall remain in force until such time as any relevant limitation periods for being Claims against the Director have expired, or for so long as the Director remains liable for any Losses.

10                                  If this Deed is finally judicially determined in a relevant jurisdiction to provide for, or entitle the Director to, indemnification against any Claims or Losses that would cause this Deed, or any part of it, to be treated as void under the laws of that jurisdiction, this Deed shall, insofar as it relates to such jurisdiction, be deemed not to provide for, or entitle the Director to, any such indemnification, and the Company shall instead indemnify the Director against any Claims or Losses to the full extent permitted by law in that jurisdiction.

11                                  With the exception to the rights of Fund Indemnitors pursuant to clause 8, a person who is not a party to this Deed shall have no right to enforce any of its terms.

12                                  This Deed and any non-contractual obligations arising out of or in connection with it shall be governed by, and interpreted in accordance with, the laws of the Cayman Islands and each of the Company and the Director hereby submit for all purposes in connection with this Deed to the exclusive jurisdiction of the Courts of the Cayman Islands.

IN WITNESS whereof this Deed has been executed the day and year first above written

EXECUTED and DELIVERED as a	)
DEED by EDWARDS GROUP LIMITED	)	Director
acting by a director	)

EXECUTED and DELIVERED as a	)
DEED by EDWARDS (CAYMAN	)
ISLANDS II) LIMITED	)	Director
acting by a director	)

EXECUTED and DELIVERED as a	)
DEED by EDWARDS (CAYMAN	)
ISLANDS I) LIMITED	)	Director
acting by a director	)

SIGNED as a DEED and DELIVERED by	)
GREGORY BRENNEMAN in the presence of:	)

Witness:

Signature:

Name

Address: